<PAGE 13>

                                                                     EXHIBIT 11
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AMERICAN GAMING & ENTERTAINMENT, LTD.
COMPUTATION OF EARNINGS (LOSS) PER SHARE


                                         Three Months Ended              Six Months Ended
                                              June 30,                       June 30,
                                         2000            1999            2000           1999
                                         ____            ____            ____           ____
Weighted average number
 of shares for computation         12,561,750      12,532,102      12,547,849     12,532,102
                                   ==========      ==========      ==========     ==========

Net income (loss)                   $(135,000)     $1,413,000       $(271,000)     $(450,000)

Dividends and accretion
on preferred stock                    317,000         467,000         633,000        933,000
                                   __________      __________      __________     ___________

Net income (loss) for common
stockholders                        $(452,000)     $  946,000       $(904,000)   $(1,383,000)
                                    =========      ==========       =========    ===========

Income (loss) for common
stockholders per common
share                                  $(0.04)          $0.08          $(0.07)        $(0.11)
                                    =========      ==========       =========     ==========
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